Exhibit 7.4

Execution Version

AMENDED AND RESTATED CONSORTIUM AGREEMENT

THIS AMENDED AND RESTATED CONSORTIUM AGREEMENT is made as of January 5, 2016 (the “Agreement”), by and among Ligang Zhang (the “Chairman”), Time Intelligent Finance Limited, a British Virgin Islands company which is beneficially owned by the Chairman’s family trust (“TIFL”), ShanghaiMed, Inc., a British Virgin Islands company wholly owned and controlled by the Chairman (“SMI”, and together with TIFL, the “Chairman Holding Companies” and together with Chairman, the “Chairman Parties”), FV Investment Holdings, a Cayman Islands company (“FountainVest”), Alibaba Investment Limited, China Life Investment Holding Company Limited, New China Capital International Management Limited, LTW Capital Jaguar Investment Ltd., Ontario Teachers’ Pension Plan Board and 天津君联赟鹏企业管理咨询合伙企业（有限合伙）(Tianjin Legend Capital Yunpeng Partnership (Limited Partnership)) (together with FountainVest, Alibaba Investment Limited, China Life Investment Holding Company Limited, New China Capital International Management Limited, LTW Capital Jaguar Investment Ltd., Ontario Teachers’ Pension Plan Board and all Additional Sponsors (as defined below), the “Sponsors”).  The Chairman Parties and each Sponsor is referred to herein as a “Party”, and collectively, the “Parties”.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 10.1 hereof.

WHEREAS, on August 31, 2015, the Chairman Parties and FountainVest entered into a Consortium Agreement (the “Original Consortium Agreement”), pursuant to which the parties thereto proposed to undertake an acquisition transaction (the “Transaction”) with respect to iKang Healthcare Group, Inc., a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Market (the “Target”), pursuant to which the Target would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, (a) in connection with the Transaction, the Parties propose to form a new company (“Holdco”) under the laws of the Cayman Islands, and to cause Holdco to pursue a possible acquisition of the Target;

WHEREAS, on August 31, 2015, the Chairman Parties and FountainVest submitted a joint, non-binding proposal, a copy of which is attached hereto as Schedule A (the “Proposal”), to the board of directors of Target (the “Target Board”) in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Target, including conducting due diligence of the Target and its business, (b) discussions regarding the Proposal with the Target, and (c) the negotiation of the terms of definitive documentation in connection with the Transaction (in which negotiations the Parties expect that the Target will be represented by a special committee of independent and disinterested directors of the Target Board (the “Special Committee”).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree to amend and restate the Original Consortium Agreement in its entirety as follows:

1.                                      Proposal; Debt Financing; Holdco Ownership

1.1.                            Participation in Transaction. The Parties agree to participate in the Transaction on the terms set forth in this Agreement.

1.2.                            Proposal.  The Parties shall collectively: (a) undertake further due diligence with respect to the Target and its business; (b) engage in discussions with the Target regarding the Proposal; and (c) negotiate in good faith the terms of definitive documentation in respect of the Transaction.  The Parties further agree to negotiate in good faith to reach agreement on a shareholders agreement that would, among other things, govern the relationship of the shareholders in Holdco following the closing of the Transaction (the “Closing”), and contain provisions customary for transactions of this type.

1.3.                            Debt Financing.

(a)                           The Parties shall use reasonable efforts and cooperate in good faith to arrange debt financing to support the Transaction (the “Debt Financing”), on terms satisfactory to the Parties.  The Sponsors shall coordinate with banks and other financing sources identified by the Sponsors in connection with the debt financing, and the Chairman Parties shall provide such assistance in connection therewith as may be reasonably requested by the Sponsors. The definitive agreements in relation to the Debt Financing shall be to the reasonable satisfaction of each Party.

(b)                           To the extent practicable and permitted by the Target Board or the Special Committee, each of the Parties shall (i) furnish the financing banks with financial, know-your-client and other pertinent information relevant to the financial condition, business, operations and assets of the Target, as may be reasonably requested by the financing banks, and (ii) take all corporate or other actions reasonably requested by the financing banks to permit the consummation of the Debt Financing, including facilitating the pledging of collateral and, in connection therewith, executing and delivering any pledge and security documents, other definitive financing documents or certificates, or other documents as may be reasonably requested by the financing banks.

1.4.                            Holdco Ownership and Arrangements.

(a)                                 Prior to the execution of the Definitive Agreements (as defined below), the Parties shall incorporate Holdco.

(b)                                 Subsequent to the execution of the Merger Agreement and prior to the Closing, the Parties shall negotiate in good faith and use reasonable best efforts to enter into a shareholders agreement of Holdco that will take effect at the Closing.

(c)                                  Each Party’s ownership percentage in Holdco shall be based on the amount of cash paid, and the agreed-upon value of any other consideration contributed (including rollover equity), by such Party to Holdco relative to the aggregate amount of cash paid, and the aggregate agreed-upon value of any other consideration contributed, by all of the Parties to Holdco in connection with the Transaction.  Specifically, the Chairman Parties agree to contribute to Holdco at the Closing, in exchange for newly issued equity interests in Holdco, all of the Target Ordinary Shares then held by the Chairman Parties based on the same per share consideration as provided in the Definitive Agreements.  For the avoidance of doubt, the Parties agree that the obligation of the Parties to purchase and pay for any Holdco shares shall be subject to the satisfaction or waiver of the various conditions to the obligations of Holdco to be set forth in the Definitive Agreements. The Parties further agree that no Party’s ownership percentage in Holdco shall be equal to or higher than the Chairman Parties’ ownership percentage in Holdco.

(d)                                 Chairman and FountainVest may jointly agree to admit one or more additional investor(s) to the Consortium as additional sponsor(s) to provide additional equity capital for the consummation of the Transaction; provided that the Chairman and FountainVest shall consult with the other Sponsors regarding the admission of any additional investor(s) to the Consortium in advance of such admission.  Any additional sponsor admitted to the Consortium pursuant to this Section 1.4(d) shall execute an adherence agreement to this Agreement in the form attached hereto as Schedule C (the “Adherence Agreement”) and upon its execution of the Adherence Agreement, such additional sponsor shall become an “Additional Sponsor” for purposes of this Agreement.

2.                                      Participation in Transaction; Advisors; Approvals

2.1.                            Information Sharing and Roles.  Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (a) complying with any information delivery or other requirements entered into by Holdco, a Party or an Affiliate of a Party, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (b) participating in meetings and negotiations with the Special Committee and its advisors, (c) executing and complying with any confidentiality agreements reasonably required by the Target, (d) participating in meetings and negotiations with Debt Financing lenders, (e) sharing all information reasonably necessary to evaluate the Target, including technical, operational, legal, accounting and financial materials (including all due diligence reports (of which each Party shall be an addressee and on which each Party shall be entitled to rely)) and relevant consulting reports and studies, (f) providing each other or Holdco with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information a Party may reasonably require in respect of any other Party and its Affiliates for inclusion in the definitive documentation, (g) providing timely responses to requests by another Party for information, (h) applying the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement, and (i) consulting with each other Party and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Target, any issuance of which shall be subject to Section 6.1.  Unless the Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act). Notwithstanding the foregoing, no Party is required to make available to the other Parties any of their internal investment committee materials or analyses or any information which it considers to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality.  The Chairman Parties agree not to provide any information in breach of any of their obligations or fiduciary duties to the Target.

2.2.                            Appointment of Advisors.

(a)                                 The Parties shall agree to the scope and engagement terms of all joint Advisors to Holdco and/or the Parties to be engaged after the date hereof in connection with the Transaction.

(b)                                 If a Party requires separate representation in connection with specific issues arising out of the Proposal or the Transaction, such Party may retain other Advisors to advise it.  Each Party that engages separate Advisors shall (i) provide prior notice to the other Parties of such engagement, and (ii) be solely responsible for the fees and expenses of such separate Advisors unless and only to the extent such fees and expenses are agreed to in advance by the Parties or otherwise provided in this Agreement.

2.3.                            Approvals.  Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by each other Party to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction.

3.                                      Transaction Costs

3.1.                            Expenses and Fee Sharing.

(a)                                 Upon consummation of the Transaction, the Target shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction, including, without limitation, the reasonable fees, expenses and disbursements of Advisors retained by the Parties (other than fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b) unless and only to the extent such appointment and expenses are agreed to in advance by the Parties).

(b)                                 If the Transaction is not consummated (and Section 3.1(c) below does not apply), the Sponsors agree to share ratably based on such Sponsor’s planned equity participation (which for the avoidance of doubt shall include any rollover equity of such Sponsors) or as may otherwise be agreed among the Sponsors the out-of-pocket costs and expenses payable by them in connection with the Transaction incurred prior to the termination of the Transaction, including any fees and expenses payable to Advisors retained by the Parties (other than fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b) unless and only to the extent such appointment and expenses are agreed to in advance by the Parties).

(c)                                  If the Transaction is not consummated due to the unilateral breach of this Agreement by one or more Parties, then such breaching Parties shall reimburse any non-breaching Party for all out-of-pocket costs and expenses, including any fees and expenses of (i)

Advisors retained by the Parties (including the fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b)) and (ii) financing banks in connection with the Debt Financing, incurred by such non-breaching Party in connection with the Transaction, without prejudice to any rights and remedies otherwise available to such non-breaching Party.

4.                                      Exclusivity

4.1.                            Exclusivity Period.  During the period beginning on the date hereof and ending on the earlier of (i) the 12-month anniversary of the date hereof and (ii) the termination of this Agreement pursuant to Section 5.2 (the “Exclusivity Period”), each Party shall (unless otherwise agreed to or consented to in writing in advance by the other Parties):

(a)                                 work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Target and its business, (ii) prepare, negotiate and finalize the definitive documentation in connection with the Transaction, including for the Debt Financing (collectively, the “Definitive Agreements”), and (iii) vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b)                                 not, directly or indirectly, either alone or with or through any Representatives authorized to act on such Party’s behalf (i) make a Competing Proposal, or solicit, encourage, facilitate or join with any other person in the making of, any Competing Proposal, (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal, (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is directly inconsistent with the provisions of this Agreement or the Transaction as contemplated under this Agreement, (v) acquire or dispose of any Securities (other than acquiring Securities pursuant to the share incentive plans of the Target), and in the case of the Chairman Parties and any Sponsor that is a “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of any Target Ordinary Shares or other Securities of Target, directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the definitive documentation, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement, or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Sections 4.1(b)(i) to 4.1(b)(vi). For the avoidance of doubt, no Party shall be deemed to be the “beneficial owner” of any Target Ordinary Shares or other Securities of Target beneficially owned by any other Party solely as a result of entering into this Agreement;

(c)                                  immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to a Competing Proposal; and

(d)                                 promptly notify the other Parties if it or, to its knowledge, any of its Representatives receives any approach or communication with respect to any Competing Proposal, including in such notice the identity of the other persons involved and the nature and content of the approach or communication, and provide the other Parties with copies of any written communication.

Notwithstanding the foregoing provisions of this Section 4.1, to the extent the Target specifically requests that the Chairman cooperate in respect of a bona fide written Competing Proposal that was not initiated, solicited, or encouraged by the Chairman, and the Chairman determines (solely in his capacity as Chief Executive Officer, Chairman or a member of the Target Board, and not in his capacity as a shareholder) that, based on the written advice of Cayman Islands counsel to the Consortium, that he is obligated in such capacity to cooperate with the Company in order to comply with his fiduciary duties under Cayman Islands law, the Chairman may provide such cooperation but only to the extent required to comply with such fiduciary duties in such capacity and in no event shall this clause be used as a means intended primarily to circumvent the exclusivity provisions thereof.

5.                                      Termination

5.1.                            Failure to Agree.  (a) If the Parties are unable to agree either (i) as between themselves upon the material terms of the Transaction or the Debt Financing for the Transaction, or (ii) with the Special Committee on the material terms of a Transaction which the Special Committee agrees to recommend to the public shareholders of the Target, or (b) a Party is not satisfied with the results of its due diligence investigation, then, subject to Section 5.3(a), (I) a Party may cease its participation in the Transaction by delivery of a written notice to the other Parties and (II) this Agreement shall terminate with respect to such withdrawing Party.

5.2.                            Other Termination Events.  Subject to Section 5.3(b), this Agreement shall terminate with respect to all Parties upon the earlier to occur of (a) a written agreement among the Parties to terminate this Agreement and (b) the Closing.

5.3.                            Effect of Termination.

(a)                                 Upon termination of this Agreement with respect to a Party pursuant to Section 5.1, Article 3 (Transaction Costs), Article 4 (Exclusivity), Article 5 (Termination), Section 6.2 (Confidentiality), Article 7 (Notices) and Article 9 (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article 3 for only its pro rata portion of any costs and expenses incurred by the Parties prior to the termination of this Agreement with respect to such Party, unless (i) the Transaction is consummated, in which case Section 3.1(a) shall apply, or (ii) there was a breach of this Agreement by such Party prior to the termination, in which case Section 3.1(c) shall apply.

(b)                                 Upon termination of this Agreement pursuant to Section 5.2, Article 3 (Transaction Costs), Article 5 (Termination), Section 6.2 (Confidentiality), Article 7 (Notices) and Article 9 (Miscellaneous) shall continue to bind the Parties and each of the Parties shall be liable under Article 3 for its pro rata portion of any costs and expenses incurred by the Parties prior to the termination of this Agreement, unless there was a breach of this Agreement by such Party prior to the termination, in which case Section 3.1(c) shall apply.

(c)                                  Other than as set forth in Sections 5.3(a) and (b) or in respect of a breach of this Agreement by any Party prior to the termination of this Agreement with respect to such Party, the Parties shall not otherwise be liable to each other in relation to this Agreement following the termination of this Agreement.

6.                                      Announcements and Confidentiality

6.1.                            Announcements.  No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.  Any announcement to be made by the Parties or their Affiliates (including Holdco) in connection with the Transaction shall be jointly coordinated and agreed by the Parties.

6.2.                            Confidentiality.

(a)                                 Except as permitted under Section 6.3, each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”).  Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b)                                 Subject to Section 6.2(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information (other than any electronic data stored on the back-up tapes of the Recipient’s hardware) at the option of the Recipient.

(c)                                  Each Sponsor may retain in a secure archive a copy of the Confidential Information referred to in Section 6.2(b) if the Confidential Information is required to be retained by the Sponsor for regulatory purposes or in connection with a bona fide document retention policy.

(d)                                 Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 6.2 shall continue to apply for a period of 12 months following termination of this Agreement pursuant to Section 5.1 or 5.2, unless otherwise agreed in writing.

6.3.                            Permitted Disclosures.  A Party may make disclosures (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to the Sponsors, potential sources of capital), but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives.

7.                                      Notices

7.1                               Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, overnight courier or electronic mail, to the address provided under such other Party’s signature page hereto, or to such other address or facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

8.                                      Representations and Warranties

8.1.                            Representations and Warranties.  Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound, or any office such Party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Party.

8.2.                            Target Ordinary Shares.  As of the date of this Agreement, except as disclosed to the Sponsors prior to the execution of this Agreement, the Chairman Parties represent that (a) the Chairman Parties hold (i) of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to their names on Schedule B hereto, and (ii) the other Securities of Target set forth under the heading “Other Securities” next to their names on Schedule B hereto, in each case free and clear of any encumbrances or restrictions; (b) the Chairman, as the director of the Chairman Holding Companies has the sole right to control the voting and disposition of the Target Ordinary Shares and any other Securities of Target held by the Chairman Holding Companies; and (c) none of the Chairman Parties owns, directly or indirectly, any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule B hereto.  For purposes of this Section 8.2(c), “owns” means TIFL, SMI or the Chairman (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

8.3.                            Reliance.  Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 8.1 and 8.2 and have been induced by them to enter into this Agreement.

9.                                      Miscellaneous

9.1.                            Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter. The Chairman Parties and FountainVest agree and confirm that the Original Consortium Agreement is hereby unconditionally and irrevocably terminated and is of no further force or effect.

9.2.                            Further Assurances.  Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

9.3.                            Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

9.4.                            Amendments; Waivers.  Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the

Parties.  No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.5.                            Assignment; No Third Party Beneficiaries.  Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided, however, each of the Sponsor may assign its rights and obligations under this Agreement, in whole or in part, to any affiliated investment funds of such Sponsor or any investment vehicles of such Sponsor or such funds (other than any portfolio companies of such Sponsor or such funds) and, subject to the consent of the other Parties, any other co-investors of such Sponsor (as the case may be).  Without limiting the generality of the forgoing, China Life Investment Holding Company Limited may assign its rights and obligations hereunder to China Life Insurance (Group) Company or any entity Controlled by China Life Insurance (Group) Company, and Alibaba Investment Limited may assign its rights and obligations hereunder to Alibaba Group Holding Limited or any entity Controlled by Alibaba Group Holding Limited. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties.  Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

9.6.                            No Partnership or Agency.  The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

9.7.                            Counterparts.  This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

9.8.                            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

9.9.                            Dispute Resolution. Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.9. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of

HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9.10.                     Specific Performance.  Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement.  Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

9.11.                     Limitation on Liability.  The obligation of each Party under this Agreement is several (and not joint or joint and several), provided that the obligations of the Chairman Parties under this Agreement shall be joint and several as among the Chairman and the Chairman Holding Companies.

10.                               Definitions and Interpretations

10.1.                     Definitions.  In this Agreement, unless the context requires otherwise:

“Advisors” means the advisors and/or consultants of Holdco, and the Parties, in each case appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong and in New York, New York, for the transaction of normal banking business.

“Competing Proposal” means a proposal, offer or invitation to the Target, a Sponsor, any of the Chairman Parties or any of their respective Affiliates (other than the Proposal), that involves the direct or indirect acquisition of 10% or more of the Target Ordinary Shares, a sale of all or any significant amount of the assets of the Target, a restructuring or recapitalization of the Target, or some other transaction that could adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the

Transaction, unless such information (x) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, or (y) is or becomes publicly available other than through a breach of this Agreement by such Party, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Proposal and any definitive documentation, including the Definitive Agreements.

“Consortium” means the consortium formed by the Parties and any Additional Sponsor to undertake the Transaction.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Representative” of a Party means such Party’s employees, directors, officers, partners, members, nominees, agents, advisors (including, but not limited to legal counsel, accountants, consultants and financial advisors), potential sources of equity or debt financing, and any representatives of the foregoing.  The Representatives shall include the Advisors.

“Securities” means shares, warrants, options and any other securities which are convertible into or exercisable for shares in the Target.

“Target Ordinary Shares” means the issued and outstanding Class A or Class C common shares, par value US$0.01 per share, of the Target.

10.2.                     Headings.  Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

CHAIRMAN PARTIES:

LIGANG ZHANG

/s/ Ligang Zhang

ADDRESS:
Shimao Tower B-6F, 92A Jianguo Road, Chaoyang District, Beijing 100022, China
Email:
Fax:

TIME INTELLIGENT FINANCE LIMITED

By:	/s/ Ligang Zhang
Name: Ligang Zhang
Title: Director

ADDRESS:
Shimao Tower B-6F, 92A Jianguo Road, Chaoyang District, Beijing 100022, China
Email:
Fax:

SHANGHAIMED, INC.

By:	/s/ Ligang Zhang
Name: Ligang Zhang
Title: Director

ADDRESS:
Shimao Tower B-6F, 92A Jianguo Road, Chaoyang District, Beijing 100022, China
Email:
Fax:

[Signature Page to Amended and Restated Consortium Agreement]

THE SPONSORS:

FV INVESTMENT HOLDINGS

By:	/s/ Tang Kui
Name: TANG Kui
Title: Director

ADDRESS:

190 Elgin Avenue,
George Town,
Grand Cayman KY1-9005
Cayman Islands

With a copy to:

Suite 705-708 ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Mr. Wei Cai / Mr. Eric Chen / Mr. Brian Lee
Facsimile: 852-3107-2490
Email: weicai@fountainvest.com / ericchen@fountainvest.com / brianlee@fountainvest.com

[Signature Page to Amended and Restated Consortium Agreement]

THE SPONSORS:

Alibaba Investment Limited

By:	/s/ Timothy A. Steinert
Name: Timothy A. Steinert
Title: Director

ADDRESS:

c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong

[Signature Page to Amended and Restated Consortium Agreement]

THE SPONSORS:

China Life Investment Holding Company Limited

By:	/s/ China Life Investment Holding Company Limited
Name:
Title:

ADDRESS:	12/F Tower B, China Life Plaza,
12 Financial Street, Xicheng District
Beijing 100033, China

[Signature Page to Amended and Restated Consortium Agreement]

THE SPONSORS:

New China Capital International Management Limited

By:	/s/ An Hongjun
Name: AN HONGJUN
Title: Director

ADDRESS:

c/o Campbells Corporate Services Limited
Floor 4, Willow House, Cricket Square
P.O. Box 268
George Town Grand Cayman KY1-1104
Cayman Islands

With a copy to:

Suite 1901, CCB Tower,
No. 3 Connaught Road Central
Hong Kong
Attention: Mr. David SHEN
Facsimile: 852-2965 6161
Email: davidshen@ncamc.com.hk

[Signature Page to Amended and Restated Consortium Agreement]

THE SPONSORS:

LTW CAPITAL JAGUAR INVESTMENT LTD.

By:	/s/ Chen, Xueliang
Name: CHEN, Xueliang
Title: Director

ADDRESS:

Walkers Corporate Limited
Cayman Corporate Centre, 27 Hospital Road, George Town
Grand Cayman KY1-9008, Cayman Islands

With a copy to:

12/F, Tower A, Ping An International Finance Center
No. 1-3 Xinyuan South Road, Chaoyang District
Beijing, 100027, People’s Republic of China
Attention: Daniel Chen and Wei Zhang
Email: daniel.chen@ltwcapital.cn / wei.zhang@ltwcapital.cn

[Signature Page to Amended and Restated Consortium Agreement]

THE SPONSORS:

Ontario Teachers’ Pension Plan Board

By:	/s/ Xiaomei Ouyang
Name: Xiaomei Ouyang
Title: Director

ADDRESS:	5650 Yonge Street
Toronto, Ontario M2M 4H5
Canada

[Signature Page to Amended and Restated Consortium Agreement]

THE SPONSORS:

天津君联赟鹏企业管理咨询合伙企业（有限合伙） (Tianjin Legend Capital Yunpeng Partnership (Limited Partnership))

By:	/s/ Hongbin Zhou
Name: Hongbin Zhou
Title: Managing Director

ADDRESS:

Legend Capital, 16F, Tower B, Raycom Infotech Park
No. 2 Kexueyuan South Road, Zhongguancun
Haidian District, Beijing 100190, China

[Signature Page to Amended and Restated Consortium Agreement]

Schedule A

The Proposal

Schedule B

Share Ownership Schedule

	Shares Held of Record	Other Securities
Chairman	3,419,271 Class A common shares; and 805,100 Class C common shares	150,000 Class A common shares issuable upon exercise of options
Time Intelligent Finance Limited	526,721 Class A common shares; and 805,100 Class C common shares	None
ShanghaiMed, Inc.	2,892,550 Class A common shares	150,000 Class A common shares issuable upon exercise of options

SCHEDULE C

FORM OF ADHERENCE AGREEMENT

THIS ADHERENCE AGREEMENT (this “Agreement”) is entered into on     , 201

BY:

[New Sponsor], a [limited liability company] organized and existing under the laws of [•] with its registered address at [•] (the “New Sponsor”).

RECITALS:

(A)          On [DATE], the parties listed at Annex A (the “Existing Parties”) entered into an amended and restated consortium agreement (the “Consortium Agreement”) and proposed to undertake an acquisition transaction (the “Transaction”) with respect to iKang Healthcare Group, Inc. (the “Target”), a company incorporated under the laws of the Cayman Islands and listed on the Nasdaq Stock Market (“NASDAQ”), pursuant to which the Target would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended.

(B)          Additional sponsors may be admitted to the Consortium pursuant to Section 1.4(d) of the Consortium Agreement.

(C)          The New Sponsor now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Agreement, and to be bound by the terms of the Consortium Agreement as a Sponsor and a Party thereto.

THIS AGREEMENT WITNESSES as follows:

1.                                     DEFINED TERMS AND CONSTRUCTION

1.1          Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

1.2          This Agreement shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.                                     UNDERTAKINGS

2.1                              Assumption of obligations

The New Sponsor undertakes, to each other party to this Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Sponsor as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Parties agree that where there is a reference to a “Sponsor” or “Party” there it shall be deemed to include a reference to the New Sponsor and with effect from the date hereof, all the rights of a Sponsor provided under the Consortium Agreement will be accorded to the New Sponsor as if the New Sponsor had been a Sponsor and a Party under the Consortium Agreement at the date of execution thereof .

3.                                     REPRESENTATIONS AND WARRANTIES

3.1                              The New Sponsor represents and warrants to each of the other Parties as follows:

3.1.1                    Status

It is a company duly organized, established and validly existing under the laws of the jurisdiction stated in preamble 1 of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

3.1.2                    Due Authorization

It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the New Sponsor has been duly authorized by all necessary action on behalf of the New Sponsor.

3.1.3                    Legal, Valid and Binding Obligation

This Agreement has been duly executed and delivered by the New Sponsor and constitutes the legal, valid and binding obligation of the New Sponsor, enforceable against it in accordance with the terms hereof.

3.1.4                    [Ownership

As of the date of this Agreement, (i) the New Sponsor holds (A) of record the number and class of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to its name on Schedule B hereto (specifying the number held as common shares and in the form of ADSs), free and clear of any encumbrances or restrictions, and (B) the other Securities set forth under the heading “Other Securities” next to its name on Schedule B hereto, in each case free and clear of any encumbrances or restrictions; (ii) the New Sponsor has the sole right to control the voting and disposition of such Target Ordinary Shares (if any) and any other Securities (if any) held by it; and (iii) none of the New Sponsor and its Affiliates owns, directly or indirectly, any Target Ordinary Shares or other Securities, other than as set forth on Schedule B hereto.] [if applicable]

3.1.5                    Reliance

Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 3.1.1 to 3.1.4 and have been induced by them to enter into this Agreement.

4.                                     NOTICE

Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile number or electronic mail address provided under the other Party’s signature page to this Agreement, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

5.                                     GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

6.                                     DISPUTE RESOLUTION.

Section 9.9 of the Consortium Agreement shall be incorporated by reference herein and deemed to be a part hereof.

7.                                     SPECIFIC PERFORMANCE.

Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the New Sponsor has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.

[New Sponsor’s Name]

By:
Name:
Position:

Notice details
Address:
Email:
Facsimile: